Exhibit 10.1

2011 PERFORMANCE COMPENSATION PLAN

Red Hat, Inc. (the “Company”), a Delaware corporation, hereby establishes and adopts the following 2011 Performance Compensation Plan, as amended from time to time (the “Plan”), to provide incentive awards that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

1.	PURPOSES OF THE PLAN

The purposes of the Plan are to advance the interests of the Company and its stockholders and assist the Company in attracting and retaining executive officers of the Company and its Affiliates who, because of the extent of their responsibilities can make significant contributions to the Company’s success by their ability, industry, loyalty and exceptional services, by providing incentives and financial rewards to such executive officers that take into account appropriate performance objectives.

2.	DEFINITIONS

2.1. “Affiliate” shall mean any corporation, partnership or other entity of which the Company owns or controls, directly or indirectly, not less than 50% of the total combined voting power of all classes of stock or other equity interests.

2.2. “Board” shall mean the board of directors of the Company.

2.3. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

2.4. “Committee” shall mean the Compensation Committee of the Board or any subcommittee thereof formed by the Compensation Committee to act as the Committee hereunder. For purposes of satisfying the requirements of Section 162(m) of the Code and the regulations thereunder, the Committee is intended to consist solely of “outside directors” as such term is defined in Section 162(m) of the Code.

2.5. “Disabled” or “Disability” shall mean any physical or mental condition of a Participant that in the opinion of the Committee renders the Participant incapable of continuing to be an employee of the Company and its Affiliates.

2.6. “Participant” shall mean the individuals selected by the Committee pursuant to Section 3.1 to participate in this Plan.

2.7. “Performance Award” shall mean an award under the Plan which shall be subject to the achievement of one or more objective Performance Goals established by the Committee.

2.8. “Performance Goal” shall mean the attainment of specified levels of one or any combination of the following: revenue growth, revenue, gross margins, net margins, operating income, operating income growth, pre-tax income, after-tax income, net income, net earnings, EPS (basic and diluted), earnings before taxes, earnings before interest and taxes, EBITDA, return on invested capital, return on equity, return on assets, economic value added (or an equivalent metric), cash flow from operations, cash flow per share, changes in deferred revenues, share price performance, total shareholder return, improvement in or attainment of expense levels, improvement in or attainment of working capital levels, attainment of strategic and operational initiatives, market share, gross profits, comparisons with various stock market indices, and/or implementation, completion or attainment of measurable objectives with respect to research, development, products or projects. Performance

Goals also may be based solely by reference to the Company’s performance or the performance of an Affiliate, division, business unit or department of the Company for or within which the Participant is primarily employed, or based upon the relative performance of other companies, or upon comparisons of any of the indicators of performance relative to other companies.

2.9. “Performance Period” shall mean the Company’s fiscal year or such other period that the Committee, in its sole discretion, may establish, provided no Performance Period shall be more than five years in length.

3.	ELIGIBILITY AND ADMINISTRATION

3.1. Eligibility. The individuals eligible to participate in the Plan shall be the Company’s Chief Executive Officer and any other executive officer of the Company or an Affiliate selected by the Committee to participate in the Plan (each, a “Participant”).

3.2. Administration.

(a) The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Participants to whom Performance Awards may from time to time be granted hereunder; (ii) establish Performance Goals and determine the terms and conditions of each Performance Award in compliance with the requirements of Code Section 162(m); (iii) determine whether a Performance Goal or Performance Award should be adjusted to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or other filings with the U.S. Securities and Exchange Commission; (iv) determine the time when Performance Awards will be granted and paid and the Performance Period to which they relate; (v) certify the achievement of the Performance Goals underlying the Performance Award and the amount of the Performance Award payable to each Participant in respect of each Performance Period; (vi) determine whether payment of Performance Awards may be deferred by Participants, in a manner compliant with Section 409A of the Code; (vii) interpret and administer the Plan and any instrument or agreement entered into in connection with the Plan; (viii) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Performance Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (ix) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(b) Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Affiliate, any Participant and any person claiming any benefit or right under a Performance Award or under the Plan.

4.	AWARDS

4.1. Performance Period. Not later than the earlier of (i) 90 days after the commencement of the Performance Period and (ii) the expiration of 25% of the Performance Period, the Committee shall, in writing, designate one or more Performance Periods, and determine the Participants for such Performance Periods, the Performance Goals and the maximum amount of each Performance Award.

4.2. Certification. At such time as it shall determine appropriate following the conclusion of each Performance Period, the Committee shall certify, in writing, the attainment of the Performance Goal and the amount of the Performance Award achieved for each Participant for such Performance Period.

4.3. Limitations on Grants to Individual Participants. No Participant may be granted Performance Awards that are denominated in shares of the Company’s common stock in any 12-month period with respect to more than 1,000,000 shares. In addition to the foregoing, the maximum dollar value granted to any Participant in any 12-month period with respect to Performance Awards that are valued in cash or in property other than shares is $10,000,000. The per-Participant limit described in this Section 4.3 shall be construed and applied consistently with Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder.

4.4. Payment of Performance Awards. Performance Awards determined by the Committee for a Performance Period shall be paid in cash or, to the extent provided in a shareholder-approved stock plan of the Company, share awards under such plan. Payment to each Participant shall be made no later than the fifteenth day of the third month following the end of the fiscal year of the Company in which the applicable Performance Period ends or such other date determined by the Committee and consistent with Section 409A of the Code.

4.5. Commencement or Termination of Employment. If a person becomes a Participant during a Performance Period (whether through promotion or commencement of employment) or if a person who otherwise is a Participant dies, retires or is Disabled, or if the person’s employment is otherwise terminated (including, where applicable, through action by the Participant for a “good reason” as defined in a plan or agreement covering the Participant), during a Performance Period, the Performance Award payable to such a Participant may, in the discretion of the Committee, be proportionately reduced based on the period of actual employment during the applicable Performance Period. No payment will be made if a Participant’s employment is terminated either by the Company for “cause” (as defined in a plan or agreement covering the Participant and implemented by the Committee in its sole discretion) or by the Participant by resignation (other than through retirement or for “good reason”). Nothing in this Section 4.5 is intended to prohibit establishing a Performance Period under Section 4.1 that is specific to the covered individual.

4.6. Adjustments. The Committee may adjust downwards, but not upwards, the amount payable pursuant to a Performance Award, and the Committee may not waive the achievement of the applicable Performance Goals, except in the case of death, Disability of the Participant or change-in-control or ownership of the Company.

5.	MISCELLANEOUS

5.1. Amendment and Termination of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including Section 162(m) of the Code. No amendments to, or termination of, the Plan shall in any way impair the rights of a Participant under any Performance Award previously granted without such Participant’s consent.

5.2. Section 162(m) of the Code. Unless otherwise determined by the Committee, the provisions of this Plan shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the deductibility by the Company of the payment of Performance Awards.

5.3. Tax Withholding. The Company or an Affiliate shall have the right to make all payments or distributions pursuant to the Plan to a Participant, net of any applicable federal, state and local taxes required to be paid or withheld. The Company or an Affiliate shall have the right to withhold from wages, Performance Awards or other amounts otherwise payable to such Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes. If the Participant shall fail to make such tax payments as are required, the Company or an Affiliate shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations.

5.4. Right of Discharge Reserved; Claims to Performance Awards. Nothing in this Plan shall provide any Participant a right to receive any Performance Award or payment under the Plan with respect to a Performance Period. Nothing in the Plan nor the grant of a Performance Award hereunder shall confer upon any Participant the right to continue in the employment of the Company or an Affiliate or affect any right that the Company or an Affiliate may have to terminate the employment of (or to demote or to exclude from future Performance Awards under the Plan) any such Participant at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from a Performance Award granted in the event of the termination of employment of any Participant. No Participant shall have any claim to be granted any Performance Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan.

5.5. Nature of Payments. All Performance Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or an Affiliate, division or business unit of the Company. Any income or gain realized pursuant to Performance Awards under the Plan constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or an Affiliate except as may be determined by the Committee or by the Board or board of directors of the applicable Affiliate.

5.6. Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

5.7. Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

5.8. Construction. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

5.9. Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation and deferred compensation if permitted by the Committee. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

5.10. Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws that might result in the application of the laws of another jurisdiction, and shall be construed accordingly.

5.11. Effective Date of Plan. The Plan became effective as of the date approved by the stockholders of the Company.

5.12. Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

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